EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc.(the Company) on Form S-4 (No. 333-236461) of our report dated March 11, 2020, on our audit of the financial statements of AYRO, Inc. (formerly Austin EV, Inc.) as of and for the years ended December 31, 2019 and 2018, which report is included in the Amendment No. 1 to Form S-4 filed on April 24, 2020. We also consent to the references to our firm under the heading “experts” in the prospectus, which is part of the registration statement.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Denver, CO
April 24, 2020